UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2016

HV Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-213537	46-4351868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3501 Masons Mill Road, Suite 401, Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

(267) 280-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 10, 2016, HV Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Huntingdon Valley Bank entered into an Agency Agreement with Sandler O’Neill & Partners, L.P. (“Sandler”), who will assist in the marketing of the Company’s common stock during its stock offering.

For its services in the subscription offering, Sandler will receive a fee of 1.5% of the aggregate purchase price of all shares of common sold in the subscription offering. For its services in the community offering, Sandler will receive a fee of 2.5% of the aggregate purchase price of all shares of common sold in the community offering. No fee will be payable to Sandler with respect to shares purchased by officers, directors, employees or their immediate families and shares purchased by the Company’s or Huntingdon Valley Bank’s tax-qualified and non-qualified employee benefit plans. In the event a syndicated offering is conducted, the Company will pay fees of 5.5% of the aggregate purchase price of all shares of common stock sold in the syndicated offering to Sandler and any other broker-dealers included in the syndicated offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-213537) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated November 10, 2016.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01	Other Events

On November 17, 2016, the Company announced that it had received regulatory approvals from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities to commence the offering. The Company also announced that the registration statement relating to the sale of common stock of the Company was declared effective by the Securities and Exchange Commission on November 10, 2016.

A copy of the press release dated November 17, 2016, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

1.1	Agency Agreement dated November 10, 2016, by and among the Company, Huntingdon Valley Bank and Sandler

99.1	Press Release dated November 17, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HV BANCORP, INC.

DATE: November 17, 2016	By:	/s/ Joseph C. O’Neill, Jr.
Joseph C. O’Neill, Jr.
Executive Vice President and Chief Financial Officer